NUTEX HEALTH PROVIDES CORPORATE UPDATE

HOUSTON, TX − (PRNewswire) – October 10, 2022 – Nutex Health Inc. (“Nutex Health” or the “Company”) (NASDAQ: NUTX), a physician-led, healthcare management and operations company comprised of 21 micro hospitals in 8 states and primary care-centric, risk-bearing physician networks, is pleased to provide a corporate update today.

•	The Company reiterates that it expects to open 20 new facilities by the end of 2024, resulting in expansion into four new states: Florida, Wisconsin, Ohio and Idaho. These facilities are either under construction or in advanced planning stages.
•	The Company has formed two new independent practice associations (“IPAs”), one in Houston and one in South Florida, and is actively working on contracting with primary care physicians and specialists. Once this phase is completed, the Company expects to contract with health insurance plans and start enrolling patients in 2023. Nutex also anticipates forming one more IPA in 2022 in Phoenix, Arizona, where it already operates two micro hospitals. The Company currently operates one IPA in Los Angeles, California with over 22,000 patients.
•	In addition, the Company is actively exploring building additional micro hospitals and anticipates launching 1-3 additional IPAs per year around its existing micro hospitals.
•	As of September 30, 2022, the Company had cash and cash equivalents of approximately $35 million. This estimate is preliminary only and may change prior to the release of the Company’s next quarterly financial information.
•	As disclosed in the Company’s 10-Q for the second quarter of 2022, for the six months ended June 30, 2022, the Company had net revenue of $137.2 million, net income attributable to Nutex Health of $2.1 million, EBITDA of $29.7 million and Adjusted EBITDA of $33.6 million.

There can be no assurance that these new facilities and IPAs will open and be operational in the anticipated timeframes or that they will open at all.

“We are focused on executing on our growth strategy, and are committed to maximizing shareholder value,” stated Tom Vo, M.D., MBA, Chairman and Chief Executive Officer of Nutex Health.

“We have conviction in our strategy to drive alignment and integration of our technology-enabled care delivery model and continue to invest in our business. We believe our stock price should reflect these efforts over time,” stated Warren Hosseinion, M.D., President of Nutex Health.

About Nutex Health Inc.

Headquartered in Houston, Texas and founded in 2011, Nutex Health Inc. is a physician-led, healthcare management and operations company with approximately 1500 employees nationwide and is partnered with over 800 physicians. The Company has two divisions: a Hospital division and a Population Health Management division.  The Hospital division currently owns and operates 21 facilities in eight different states.  The division implements and operates different innovative health care models, including micro hospitals, specialty hospitals and hospital outpatient departments (HOPDs).  The Population Health Management division owns and operates provider networks such as Independent Physician Associations (IPAs). Through our Management Services Organizations (MSOs), we provide management, administrative and other support services to our affiliated hospitals and physician groups.  Our cloud-based proprietary technology platform aggregates clinical and claims data across multiple settings, information systems and sources to create a holistic view of patients and providers, allowing us to deliver greater quality care more efficiently.

Safe Harbor:

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Act of 1995. When used in this press release, the words or phrases “will”, "will likely result," "expected to," "will continue," "anticipated," "estimate," "projected," "intend," “goal,” or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, many of which are beyond the control of the Company. Such uncertainties and risks include, but are not limited to, our ability to successfully combine our legacy operations of the combined company, to execute our growth strategy, economic conditions, dependence on management, dilution to stockholders, lack of capital, changes in laws or regulations, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth and demand for products and services of the Company, newly developing technologies, the Company’s ability to compete, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition and the ability of the Company to obtain future financing. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release.

FOR ADDITIONAL INFORMATION:

Nutex Health, Inc.

Vivian Sanders – Investor Relations

investors@nutexhealth.com

Jennifer Smith Rodriguez – Media Contact

jsmith@nutexhealth.com